Exhibit 16.1

December 1, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Nuvel Holdings, Inc. under Item 4.01 of its Form 8-K dated November 30, 2016.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Nuvel Holdings, Inc. contained therein.

Very truly yours,

/s/ MARCUM LLP
     Marcum LLP